Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2005 (except for the restatement discussed in Note 1, as to which the date is September 15, 2006), included in the Annual Report on Form 10-KSB/A of National Mercantile Bancorp and subsidiaries as of December 31, 2005, with respect to the consolidated financial statements as of December 31, 2004 and for the year ended December 31, 2004 included in this Form 10-KSB/A.

/s/ Ernst & Young LLP

Los Angeles, California
September 28, 2006